EXECUTION COPY

THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 22nd day of December, 2005 by and between ACURA PHARMACEUTICALS, INC., (formerly Halsey Drug Co., Inc.), a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and ANDREW D. REDDICK, residing at 297 North Cote Circle, Exton, Pennsylvania 19341 (the “Employee”).

R E C I T 60;A L S

A.
The Corporation and the Employee executed an employment agreement dated as of August 26, 2003, which agreement was amended in writing on each of May 27, 2004 and May 24, 2005 (as so amended, the “Employment Agreement”).

B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.    Section 2 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The term of the Employee’s employment under this Agreement shall commence on the date of this Agreement and shall expire on December 31, 2006 (the “Initial Term”), unless sooner terminated pursuant to Section 7 of this Agreement; provided, however, that the term of the Employee’s employment hereunder shall automatically be extended for successive one (1) year periods (each, a “Renewal Period” and together with the Initial Term, the “Term”) unless either the Corporation or the Employee provides written notice of non-renewal of the Employee’s employment with the Corporation ninety (90) days prior to the expiration of the Initial Term or any Renewal Period.”

2.    Section 3(b) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(b) Annual Bonus. During the Term, the Employee will be eligible to receive from the Corporation an annual bonus (the “Bonus”) in the amount of up to one hundred percent (100%) of the Employee’s then current annual Base Salary during the fiscal year (or portion thereof) for which the Bonus may be awarded. The Bonus will be based upon the achievement of such targets, conditions or parameters (the “Bonus Criteria”) as will be agreed upon by the Employee and the Board of Directors or the Compensation Committee of the Board of Directors of the Corporation within sixty (60) days of (before or after) the beginning of each fiscal year during the Term. The Bonus shall be paid at the same time as the bonuses are paid to other executive officers, but in any event within seventy five (75) days following the end of the Corporation’s fiscal year.

Notwithstanding the foregoing, with respect to the Corporation’s fiscal year ending December 31, 2006 (“Fiscal 2006”), in the event the Corporation completes one or more Funding Transactions during Fiscal 2006 which results in the Corporation’s receipt of aggregate gross Funding Proceeds of at least Fifteen Million Dollars ($15,000,000)(the “Minimum Funding Threshold”), the Corporation shall pay the Employee a bonus in an amount equal to one hundred percent (100%) of the Employee’s then current annual Base Salary not later than thirty (30) calendar days following the Corporation’s receipt of Funding Proceeds satisfying the Minimum Funding Threshold. For purposes of this Section 3(b) “Funding Transaction” shall mean (a) any equity financing, and/or (b) any licensing or similar arrangement (including, by means of a joint venture, option or similar arrangement) whereby the Corporation licenses or otherwise grants any interest in or to any of the Corporation’s intellectual property rights, technology, know-how or similar property rights (whether existing now or hereafter) to a non-affiliated third party, or any similar transaction. “Funding Proceeds” shall mean and include (a) in the case of a Funding Transaction comprising an equity financing, the gross proceeds received by the Corporation from the issuance or sale of its equity securities, and (b) in the case of a Funding Transaction comprising a licensing or similar arrangement, the gross proceeds (consisting of signing fees, upfront fees, license fees, sublicense fees, milestone payments or any similar fees or payments, but expressly excluding any royalty payments, profit sharing payments or similar payments calculated based on the sale of products incorporating the Company’s technology) received by the Corporation with respect to such arrangement, and (c) in each case, the gross proceeds are received by the Corporation on or before March 31, 2007 with respect to a Funding Transaction pursuant to a definitive agreement executed on or before December 31, 2006 by the Corporation and the other party to such transaction.

In the event the Corporation does not satisfy the Minimum Funding Threshold, but receives Funding Proceeds of at least Eleven Million Dollars ($11,000,000) on or before March 31, 2007, the Corporation shall pay the Employee a Bonus in an amount equal to a percentage of the Employee’s then current annual Base Salary in an amount equal to the product of (x) 100%, multiplied by (y) the quotient of (A) the Funding Proceeds received by the Corporation on or before March 31, 2007, divided by (B) Fifteen Million Dollars ($15,000,000).”

3.    Section 5(b) of the Employment Agreement is hereby amended to add the following at the end of such Section:

“Reference is made to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, the portion of the Option which vests prior to January 1, 2005 shall be referred to as the “Pre-409A Option Portion” and the portion of the Option which vests on or after January 1, 2005 shall be referred to as the “Post-409A Option Portion.” The Corporation will promptly amend the Corporation’s 1998 Stock Option Plan to comply with Section 409A and prepare and issue to the Employee an amended and restated non-qualified stock option agreement conforming to the requirements of Section 409A with respect to the Post-409A Option Portion, in form and substance satisfactory to the parties, in replacement of the Non-Qualified Stock Option Agreement dated May 26, 2004 (the “Existing Option). The Corporation acknowledges and agrees that shareholder approval of the Existing Option has been obtained and that the shares underlying the Existing Option have been duly registered.”

4.    Section 5(c) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(c) Restricted Stock Units. Simultaneously with the execution of the Third Amendment to Executive Employment Agreement dated December 22, 2005, the Corporation granted to the Employee a Restricted Stock Units Award Agreement which, subject to its terms and the terms of the Corporation’s 2005 Restricted Stock Unit Award Plan, provides for the Corporation’s issuance of up to Eight Million, Two Hundred Fifty Thousand (8,250,000) shares of the Corporation’s common stock, $.01 par value per share (the “Restricted Stock Units”). Notwithstanding anything to the contrary contained in this Employment Agreement, the grant, vesting and distribution relating to the Restricted Stock Units will be governed solely by Corporation’s Restricted Stock Units Award Plan dated December 22, 2005 and the Restricted Stock Unit Award Agreement dated December 22, 2005 between the Corporation and the Employee. The shares underlying the Restricted Stock Units shall be duly registered under a registration statement on Form S-8 filed by the Corporation with the Securities and Exchange Commission promptly following the grant of such Restricted Stock Units.”

5.    Section 6 of the Employment Agreement (regarding vacation) is hereby amended by deleting “four weeks” each time it appears in such section, and inserting in lieu thereof “five weeks.”

6.    The last sentence of Section 7.1 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee (or any other applicable agreement or plan), the Employee’s Designees shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) month period following the date of termination under this Section 7.1, and (ii) the vested portion of the Post-409A Option Portion during the lesser of (A) the twelve (12) month period following the date of termination under this Section 7.1, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

7.    The last sentence of the first paragraph of Section 7.2 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee (or any other applicable agreement or plan), the Employee’s Designees shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) month period following the date of termination under this Section 7.2, and (ii) the vested portion of the Post-409A Option Portion during the lesser of (A) the twelve (12) month period following the date of termination under this Section 7.2, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

8.    Section 7.3 of the Employment agreement is hereby amended to add the following at the end of such Section:

“In the event the Employee is terminated for Cause, the Employee shall be entitled to exercise (i) the Pre-409A Option Portion within forty (40) days of such termination, and (ii) the vested portion of the Post-409A Option Portion within the forty (40) day period commencing upon the end of any applicable holding period under Section 409A following such termination.

In the event the Employee resigns other than for Good Reason (as defined in Section 7.5), the Employee shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) months following the date of resignation, and (ii) the vested portion of the Post-409A Option Portion during the lesser of (A) the twelve (12) month period following the date of resignation, or (B) the maximum exercise period permitted under Section 409A.

At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

9.    Section 7.6(c) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(c) Stock Options.” In the event of a termination of the Employee’s employment by the Corporation without Cause or if the Employee resigns for Good Reason, the Corporation shall accelerate fully the vesting of any outstanding stock options to purchase shares of stock of the Corporation granted to the Employee. In connection therewith, the Corporation shall cause all restrictive legends, stop transfer orders or similar restrictions to be removed from such stock options and the underlying shares, except as required by applicable law. Additionally, notwithstanding any language to the contrary contained in any stock option agreements with the Employee (or any other applicable agreement or plan), the Employee shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) month period following the date of termination or resignation, and (ii) the vested portion of the Post-409A Option Portion during an exercise period commencing upon the end of any applicable holding period under Section 409A following the date of termination or resignation, such exercise period being the lesser of (A) the twelve (12) month period following the date of termination or resignation, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

10.    The Employment Agreement is hereby amended to add a new Section 8.7 as follows:

“8.7 Assignment of Invention. All discoveries, inventions, improvements and innovations, whether patentable or not (including all data and records pertaining thereto), which Employee may have invented, discovered, originated or conceived of during the Term of his employment with the Corporation prior to the date of the Third Amendment to Executive Employment Agreement dated December 22, 2005, or may invent, discover, originate or conceive during the Term of this Agreement and which directly relate to the business of the Corporation or any of its subsidiaries as described in the Corporation’s filings with the Securities and Exchange Commission, shall be the sole and exclusive property of the Corporation. Employee shall promptly and fully disclose each and all such discoveries, inventions, improvements or innovations to the Corporation. Employee shall assign to the Corporation his entire right, title and interest in and to all of his discoveries, inventions, improvements and innovation described in this Section 8.7 and any related U.S. or foreign patent and patent applications, shall execute any instruments reasonably necessary to convey or perfect the Corporation’s ownership thereof, and shall assist the Corporation in obtaining, defending and enforcing its rights therein. The Corporation shall bear all expenses it authorizes to be incurred in connection with such activity and shall pay the Employee reasonable compensation for time spent by the Employee in performing such duties at the request of the Corporation after the termination of his employment, for a period not to exceed three (3) years.”

11.    The Corporation shall reimburse the Employee (or pay directly) for the reasonable out-of-pocket fees and expenses incurred by the Employee (including, without limitation, legal and tax consulting fees and expert opinion fees) for review, analysis, advice and negotiation relating to this Amendment, and the matters referred to herein, not to exceed $15,000, on or before thirty (30) days following the date of execution of this Amendment. The Employee shall provide the Corporation with reasonable documentation evidencing such expenses.

12.    Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

13.    This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:	ACURA PHARMACEUTICALS, INC.

___________________	By: /s/ Peter A. Clemens
Peter A. Clemens,
Senior Vice President and
Chief Financial Officer

WITNESS:	EMPLOYEE

___________________	By: /s/ Andrew D. Reddick
Andrew D. Reddick